Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: International Display Advertising, Inc Entity or Nevada Business Identification Number (NVID): NV20071669060
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100% pref A
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: _____ Jurisdiction of formation: _____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) _____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

(attach additional page(s) if necessary)

6. Signature: (Required)

X ______________________
Signature of Officer or Authorized Signer

President
Title

X ______________________
Signature of Officer or Authorized Signer

Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INTERNATIONAL DISPLAY ADVERTISING, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of International Display Advertising, Inc., a Nevada corporation, does hereby certify as follows:

A. The board of directors of the corporation (the “Board of Directors”) has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B. The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERNATIONAL DISPLAY ADVERTISING, INC.

ARTICLE I

The name of the corporation is International Display Advertising, Inc. (the “Corporation”).

ARTICLE II

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity or carry on any business for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

Section 1. Designation and Number of Shares.

(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

1

(b) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 2. Common Stock.

(a) Dividends. Dividends may be declared and paid on the Common Stock from funds legally available therefor, if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of these Amended and Restated Articles of Incorporation a The term “Restated Articles of Incorporation” as used herein shall mean these Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time.

(b) Voting. The holders of the Common Stock are entitled to one vote for each share held on each matter properly submitted to the stockholders of the Corporation for their vote.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or by these Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation as in effect from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 3. Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

ARTICLE VI

Section 1. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

Section 2. The directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to these Restated Articles of Incorporation becomes effective.

2

In any election of directors, the persons (i) in contested elections receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected or (ii) in uncontested elections receiving a majority of the votes shall be deemed elected. The stockholders of the Corporation are expressly prohibited from cumulating their votes in any election of directors of the Corporation. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to these Restated Articles of Incorporation becomes effective.

Section 3. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum or where there is only one director remaining by such remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 5. Any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to the affirmative vote of the holders of any class or series of the shares of capital stock of the Corporation required by law or by these Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of outstanding shares of stock of each class entitled to be voted at the meeting, present in person or represented by proxy, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

3

ARTICLE VIII

Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with an action, suit or proceeding (or part thereof) initiated by such Indemnitee unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2. In addition to the right to indemnification conferred in Section 1 of this Article VIII, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if the laws of the State of Nevada then requires an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2.

Section 3. If a claim under Sections 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the laws of the State of Nevada. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the laws of the State of Nevada. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the laws of the State of Nevada, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

4

Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire including any right provided by law, these Restated Articles of Incorporation as amended from time to time, the Corporation’s Bylaws, as well as by any agreement or any vote of stockholders or directors as permitted by the laws of the State of Nevada.

Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of (i) the Corporation or (ii) another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the State of Nevada.

Section 6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7. The rights conferred upon Indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any action, suit or proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal.

Section 8. If any word, clause, provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (as amended from time to time, “NRS”). No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the NRS is amended to further eliminate or limit or authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. All references in this Article IX to a director or officer shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article XI).

5

ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in these Restated Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that in addition to the affirmative vote of the holders of any class or series of the shares of capital stock of the Corporation required by law or by these Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-seven percent (67%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to be voted at the meeting, present in person or represented by proxy, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles IV, V, VI, VII, VIII, and IX, this Article X, and Articles XI, XII and XIII of these Restated Articles of Incorporation

ARTICLE XI

Section 1. Exclusive Forum. To the fullest extent permitted by law, and unless the Corporation, pursuant to a resolution adopted by a majority of the Board, consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Restated Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of these Restated Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

Section 2. Deemed Notice and Consent. To the fullest extent permitted by law, each and every person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Restated Articles of Incorporation, (b) the Bylaws and (c) any amendment to the Restated Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Restated Articles of Incorporation, the Bylaws and applicable law.

ARTICLE XII

Section 1. Control Share Acquisition Exemption. The Corporation elects to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Section 2. Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the Nevada Revised Statutes.

6

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation of International Display Advertising, Inc..

By:	/S/ Yoram Drucker
Name:	Yoram Drucker, President

7